Exhibit 99.1

      BANK OF SOUTH CAROLINA CORPORATION ANNOUNCES A HISTORY MAKING YEAR

    CHARLESTON, S.C., Jan. 19 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent company for The Bank of South Carolina, on January 19, 2006, announced earnings for the year ended December 31, 2005, of $3,185,006 or $1.03 per share, the best year in the bank's history. This was a 73% increase over 2004 earnings of $1,845,623 or $.60 per share. We had a strong fourth quarter with earnings increasing 81% to $952,671 or $.31 per share over fourth quarter 2004 earnings of $524,929 or $.17 per share. Our returns on average assets and average equity for the year were 1.41% and 15.26%, respectively, and compare with 2004 returns on average assets and average equity of .96% and 9.27%, respectively.

    Hugh C. Lane Jr., the Corporation's President and CEO stated, "What a year! Last year we set new goals and we not only met those goals, but we far surpassed them. We were pleased that we were able to increase our stock dividend from $.11 per share to $.12 per share in the first quarter and again in the fourth quarter to $.15 per share. With the current quarterly dividend at $.15 per share, our original stockholders are getting a 17.6% cash return on their investment. Our deposit and loan growths were good for the year. Deposits increased 10.49% from year-end 2004 to $197,847,314 at year-end 2005. Total loans increased 23.42% from year-end 2004 to year-end 2005. Loan demand remains strong as we start the year.

    2006 will have a new set of challenges and opportunities, however, we are well positioned to have a solid year."

    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at http://www.banksc.com.
Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP and Speer, Leeds and Kellogg.

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

                                       December 31,    December 31,
                                           2005            2004
                                      -------------   -------------
Shares Outstanding
  BKSC Common Stock                       3,092,226       3,085,929

Book Value Per Share                           6.95            6.48

Total Assets                          $ 222,522,480   $ 201,235,286

Quarter Ending

Net Income                            $     952,671   $     524,929

Basic Earnings Per Share              $         .31   $         .17

Diluted Earnings Per Share            $         .30   $         .17

Weighted Average Shares
 Outstanding Basic                        3,092,266       3,085,929

Weighted Average Shares
 Outstanding Diluted                      3,148,256       3,101,841

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

Twelve Months Ended
December 31, 2005
----------------------------------
Net Income                            $   3,185,006   $   1,845,623

Basic Earnings Per Share              $        1.03   $         .60

Diluted Earnings Per Share            $        1.02   $         .60

Weighted Average Shares
 Outstanding Basic                        3,087,526       3,085,929

Weighted Average Shares
 Outstanding Diluted                      3,130,627       3,098,756

    All share and per share data have been restated to reflect a 10% stock distribution declared on April 12, 2005

SOURCE  Bank of South Carolina Corporation
    -0-                             01/19/2006
    /CONTACT:  William L. Hiott, Jr. of Bank of South Carolina,
+1-843-724-1500/
    /Web site:  http://www.banksc.com /
    (BKSC)